News Release

FOR IMMEDIATE RELEASE
Berry Global Group, Inc. Reports Second Quarter 2019 Results;
 Reaffirms 2019 Fiscal Year Cash Flow Guidance

EVANSVILLE, Ind. – May 2, 2019 – Berry Global Group, Inc. (NYSE:BERY) today reported its second fiscal quarter 2019 results, referred to in the following as the March 2019 quarter.

Second Quarter Highlights (all comparisons made to the March 2018 quarter)
•	RPC Group Plc shareholders voted to approve Berry’s offer; acquisition expected to close early in Q3 of calendar year 2019
•	Net sales of $1.95 billion in the quarter
•	Consumer Packaging sales growth up 6 percent in the quarter
•	Operating income of $185 million in the quarter
•	Operating EBITDA up 1 percent to $354 million
•	Net income per diluted share of $0.55
•	Adjusted net income per diluted share of $0.84
•	Cash flow from operations up 29 percent to $170 million in the quarter
•	Reaffirmed fiscal 2019 free cash flow guidance of $670 million

Commenting on the quarter, Tom Salmon, Chairman and Chief Executive Officer of Berry stated, “We generated record operating EBITDA for any March quarterly period of $354 million.  Our adjusted net income per diluted share was in line with the prior year quarter at $0.84 and we reported a significant improvement in free cash flow."

“Specifically by segment, our Consumer Packaging division delivered strong sales growth of 6 percent in the quarter, which was largely led by our foodservice products.  We continue to be encouraged by the momentum of this division, delivering six consecutive quarters of positive sales growth.  Within our Health, Hygiene & Specialties segment we recorded an improvement of 39 percent in operating income as well as a 6 percent improvement in Operating EBITDA, primarily as a result of the Clopay acquisition.  Inside our Engineered Materials division, while our March results were weaker than expected, we completed the qualification of alternate and new raw materials and improved our cost position and service to customers.  The fundamentals of this business remain strong and we are now better positioned for growth in these attractive markets.  Additionally, we continue to be excited about the Laddawn acquisition which has been inspiring new ways for us to look at our core business as a vehicle to enhance growth, as well as, our customer experience.”

March 2019 Quarter Results

Consolidated Overview
	March Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$1,950	$1,967	$(17)	(1)%
Operating income	185	188	(3)	(2)%

The net sales decrease of $17 million from prior year quarter is primarily attributed to organic sales decrease of $72 million and a $22 million unfavorable impact from foreign currency changes, partially offset by acquisition net sales of $77 million. The organic sales decrease is primarily attributed to a 3 percent base volume decline and decreased selling price of $5 million.

The operating income decrease of $3 million from prior year quarter is primarily attributed to an $11 million impact from the base volume decline, a $6 million increase in business integration related to the proposed RPC acquisition, a $5 million unfavorable impact from foreign currency changes, and a $4 million increase in selling, general and administrative expense, partially offset by a $10 million improvement in price cost spread, acquisition operating income of $9 million, and a $4 million decrease in depreciation and amortization.

Engineered Materials
	March Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$628	$655	$(27)	(4)%
Operating income	74	94	(20)	(21)%

Net sales in the Engineered Materials segment decreased by $27 million from prior year quarter primarily attributed to an organic sales decline of $62 million, partially offset by acquisition net sales of $36 million. The organic sales decline is primarily attributed to a 7 percent volume decrease due to customer destocking and supply disruption related to material qualifications and decreased selling prices of $18 million.

The operating income decrease of $20 million from prior year quarter is primarily attributed to an $8 million unfavorable impact from price cost spread, an $8 million impact from the base volume decline, and a $5 million increase in selling, general and administrative expenses attributed to inflation.

Health, Hygiene, & Specialties
	March Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$683	$706	$(23)	(3)%
Operating income	57	41	16	39%

Net sales in the Health, Hygiene & Specialties segment decreased by $23 million from prior year quarter primarily attributed to an organic sales decline of $43 million and a $21 million unfavorable impact from foreign currency changes, partially offset by acquisition net sales of $41 million. The organic sales decline is primarily attributed to a 6 percent volume decline as a result of customer destocking, weakness in baby care, and customer product transitions in hygiene.

The operating income increase of $16 million from the prior year quarter is primarily attributed to acquisition operating income of $8 million, an $8 million impact from improvement in price cost spread, a $6 million decrease in business integration expenses, and a $4 million decrease in selling, general, and administrative expense. These increases were partially offset by a $7 million impact from the base volume decline and a $4 million unfavorable impact from foreign currency changes.

Consumer Packaging
	March Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
	$639	$606	$33	6%
	54	53	1	2%

Net sales in the Consumer Packaging segment increased by $33 million from prior year quarter primarily attributed to organic sales growth. The organic sales growth is primarily attributed to a 3 percent volume improvement and increased selling prices of $14 million.

The operating income increase of $1 million from the prior quarter was primarily attributed to a $10 million improvement in price cost spread, a $4 million impact from the base volume increase, and a $3 million decrease in depreciation and amortization. These increases were partially offset by a $12 million increase in business integration costs primarily related to the proposed RPC acquisition, and a $4 million increase in selling, general and administrative expense.

Cash Flow and Capital Structure
Our cash flow from operating activities increased by 29 percent to $170 million for the quarter ended March 2019 compared to $132 million in the prior year quarter and was $1,050 million for the last four quarters ended March 30, 2019.  Adjusted free cash flow for the quarter and last four quarters ended March 2019 was $78 million and $715 million, respectively.

Our total debt less cash and cash equivalents at the end of the March 2019 quarter was $5,374 million.  Adjusted EBITDA for the four quarters ended March 30, 2019, was $1,426 million.

Share Repurchase Program
In the June 2018 quarter, the Company announced that its Board had unanimously approved a new $500 million share repurchase program.  The new share repurchase authorization allows for the repurchase of shares, from time to time, through open market purchases, privately negotiated transactions, Rule 10b5-1 plans, and any other purchase techniques deemed appropriate in accordance with applicable securities laws.  The timing and amount of repurchases will depend on market conditions.  The share repurchase program has no expiration date.  The Company repurchased $18 million of shares outstanding during the March 2019 quarter.  At the end of the March 2019 quarter, $393 million of authorized share repurchase remain available to the Company.

RPC Group Plc Acquisition
On March 8, 2019, the Company issued an announcement pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers disclosing the terms of an all-cash firm offer for the entire issued and to be issued share capital of RPC Group Plc (RPC).  Pursuant to the offer, RPC shareholders will be entitled to receive 793 pence in cash for each RPC share (implying a value of approximately £3.3 billion, or $4.3 billion using the exchange rate at the time of the offer).  Aggregate consideration will be approximately £5.0 billion, or $6.5 billion, including refinancing of RPC’s net debt, using the exchange rate at the time of the offer.  This represents an approximate 8.3x pre- and 7.0x post-synergy multiple calculated as transaction purchase price divided by adjusted EBITDA using RPC’s reported financials from the last 12 months as of September 30, 2018, including expected cost synergies of $150 million.  Combined net sales and operating EBITDA would be approximately $13 billion and $2.4 billion, respectively.  Excluding the expected annual cost synergies of $150 million, the combined cash flow from operations and adjusted free cash flow would be approximately $1.4 billion and $763 million, respectively.  The financial metrics above represent the combined data for Berry’s reported financials from the last 12 months as of March 30, 2019 and RPC’s reported financials from the last 12 months as of September 30, 2018.  To fund this transaction, Berry has a fully committed debt financing packaging in place.  We expect the Company’s net leverage, post-acquisition, to be approximately 4.8x.  On April 18, 2019, the requisite majority of RPC shareholders voted to approve the RPC transaction.  The transaction remains subject to, among other things, receipt of antitrust clearances and satisfaction of other customary closing conditions.  The Company expects to complete the RPC acquisition early in the third quarter of calendar year 2019.

Outlook
Today we are reaffirming our fiscal year 2019 projected cash flow from operations of $1.04 billion and adjusted free cash flow of $670 million.  Additionally, our fiscal 2019 capital spending and cash interest costs are unchanged and forecasted to be $350 million and $270 million, respectively.  This guidance also includes the use of cash for working capital and other costs of $10 million, which is an improvement of $35 million from our prior earnings call to partially reflect the benefit of lower resin pricing.  Additionally, we are reducing our cash taxes by $15 million, bringing our fiscal 2019 estimate to $150 million.  The earnings reduction is primarily being driven by the slower start in our Engineered Materials and Health, Hygiene & Specialties segments along with an unfavorable impact from foreign currency exchange.  These guidance assumptions all exclude the proposed acquisition of RPC.

Investor Conference Call
The Company will host a conference call today, May 2, 2019, at 10 a.m. Eastern Time to discuss our second fiscal quarter 2019 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 8357079.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning May 2, 2019, at 1 p.m. Eastern Time, to May 16, 2019, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 8357079.

About Berry
Berry Global Group, Inc. (NYSE:BERY), headquartered in Evansville, Indiana, is committed to its mission of ‘Always Advancing to Protect What’s Important,’ and proudly partners with its customers to provide them with value-added protective solutions.  The Company is a leading global supplier of a broad range of innovative non-woven, flexible, and rigid products used every day within consumer and industrial end markets.  Berry, a Fortune 500 company, generated $7.9 billion of sales in fiscal 2018.  For additional information, visit Berry’s website at www.berryglobal.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income, adjusted free cash flow, and organic sales growth.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

RPC’ s historical financial statements were prepared in accordance with International Financial Reporting Standards as adopted by the European Union and as applied in accordance with the Companies Act 2006, which differ from U.S. GAAP.  RPC has not reported financial statements for any periods subsequent to the six-month period ended September 30, 2018. Consequently, combined data provided herein is based on RPC’s trailing twelve-month financial information as of and for the period ended September 30, 2018 and does not align with Berry’s latest twelve-months ended March 30, 2019.  Within the combined information presented the Company has made various material adjustments to reflect known IFRS to GAAP differences based on RPC’s publicly available information and certain assumptions we believe are reasonable. Adjustments were also made to translate RPC’s financial statements from British Pounds to U.S. dollars based on applicable historical exchange rates, which may differ materially from future exchange rates.  Upon consummation of the RPC acquisition, the Company will review RPC’s accounting policies and practices.  As a result of that review, the Company may identify material differences between the accounting policies of the two companies or the financial results of RPC that could be material or have a material impact on the financial information presented.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates,” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans, or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates; (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits from recent acquisitions including, without limitation, the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, the inability to realize the anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the company’s operations, and the anticipated tax treatment; (13) ability to integrate RPC successfully and to achieve anticipated cost savings and other synergies from the RPC transaction; (14) potential failure to realize other intended benefits from the RPC transaction, including, without limitation, anticipated revenues, expenses, earnings and other financial results, and the anticipated tax treatment; (15) potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the announcement or completion of the RPC transaction; (16) risks related to international business, including as a result of the RPC transaction, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (17) the ability of our insurance to fully cover potential exposures, and (18) the other factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Two Quarterly Periods Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net sales	$1,950	$1,967	$3,922	$3,743
Costs and expenses:
Cost of goods sold	1,578	1,596	3,197	3,043
Selling, general and administrative	143	130	267	247
Amortization of intangibles	39	38	81	76
Restructuring and impairment charges	5	15	16	26
Operating income	185	188	361	351

Other expense, net	23	5	23	14
Interest expense, net	66	66	130	128
Income before income taxes	96	117	208	209
Income tax expense (benefit)	22	27	46	(44)
Net income	$74	$90	$162	$253

Net income per share:
Basic	$0.57	$0.69	$1.24	$1.93
Diluted	0.55	0.66	1.21	1.86

Outstanding weighted-average shares: (in millions)
Basic	130.5	131.3	130.8	131.0
Diluted	133.8	135.8	133.9	135.9

Consolidated Statements of Comprehensive Income
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended		Two Quarterly Periods Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net income	$74	$90	$162	$253
Currency translation	6	7	2	(17)
Pension and other postretirement benefits	—	—	—	(1)
Interest rate hedges	(20)	23	(43)	41
Provision for income taxes	5	(6)	11	(11)
Other comprehensive income, net of tax	(9)	24	(30)	12
Comprehensive income	$65	$114	$132	$265

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	March 30, 2019	September 29, 2018
Assets:
Cash and cash equivalents	$353	$381
Accounts receivable, net	907	941
Inventories	929	887
Other current assets	78	76
Property, plant, and equipment, net	2,449	2,488
Goodwill, intangible assets, and other long-term assets	4,268	4,358
Total assets	$8,984	$9,131

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,090	$1,199
Current and long-term debt	5,727	5,844
Other long-term liabilities	636	654
Stockholders’ equity	1,531	1,434
Total liabilities and stockholders' equity	$8,984	$9,131

Current and Long-Term Debt

	March 30, 2019	September 29, 2018
(in millions of dollars)
Revolving line of credit	$—	$—
Term loans	3,549	3,652
5½% Second priority notes	500	500
6 % Second priority notes	400	400
5⅛ % Second priority notes	700	700
4½ % Second priority notes	500	500
Debt discounts and deferred fees	(38)	(43)
Capital leases and other	116	135
Total debt	$5,727	$5,844

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Two Quarterly Periods Ended
	March 30, 2019	March 31, 2018
Cash flows from operating activities:
Net income	$162	$253
Depreciation	189	185
Amortization of intangibles	81	76
Other, net	40	(72)
Working capital	(141)	(157)
Net cash from operating activities	331	285

Cash flows from investing activities:
Additions to property, plant, and equipment	(167)	(184)
Proceeds from sale of assets	—	3
Acquisitions of businesses, net of cash acquired	—	(474)
Net cash from investing activities	(167)	(655)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	497
Repayments on long-term borrowings	(122)	(117)
Proceeds from issuance of common stock	20	12
Debt financing costs	—	(1)
Repurchase of common stock	(74)	—
Payment of tax receivable agreement	(16)	(37)
Net cash from financing activities	(192)	354
Effect of exchange rate changes on cash	—	1
Net change in cash	(28)	(15)
Cash and cash equivalents at beginning of period	381	306
Cash and cash equivalents at end of period	$353	$291

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended March 30, 2019
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$639	$683	$628	$1,950

Operating income	$54	$57	$74	$185
Depreciation and amortization	53	50	29	132
Restructuring and impairment charges	2	2	1	5
Other non-cash charges (1)	5	4	6	15
Business optimization costs (2)	10	4	3	17
Operating EBITDA	$124	$117	$113	$354

	Quarterly Period Ended March 31, 2018
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$606	$706	$655	$1,967

Operating income	$53	$41	$94	$188
Depreciation and amortization	56	49	27	132
Restructuring and impairment charges	1	12	2	15
Other non-cash charges (1)	3	8	4	15
Operating EBITDA	$113	$110	$127	$350

(1)
Other non-cash charges for the March 2019 quarter primarily includes $14 million of stock compensation expense and other non-cash charges.  Other non-cash charges for the March 2018 quarter primarily includes $10 million of stock compensation expense and other non-cash charges.

(2)
The current quarter primarily includes legal and accounting fees associated with the RPC Group Plc acquisition (in our Consumer Packaging segment) along with integration expenses and other business optimization costs related to previous acquisitions.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Two Quarterly Periods Ended March 30, 2019
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,240	$1,385	$1,297	$3,922

Operating income	$87	$106	$168	$361
Depreciation and amortization	106	104	60	270
Restructuring and impairment charges	3	12	1	16
Other non-cash charges (1)	6	6	7	19
Business optimization costs (2)	10	5	4	19
Operating EBITDA	$212	$233	$240	$685

	Two Quarterly Periods Ended March 31, 2018
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,157	$1,283	$1,303	$3,743

Operating income	$91	$78	$182	$351
Depreciation and amortization	110	95	56	261
Restructuring and impairment charges	2	22	2	26
Other non-cash charges (1)	5	9	6	20
Business optimization costs (2)	—	2	—	2
Operating EBITDA	$208	$206	$246	$660

(1)
Other non-cash charges for the two quarterly periods ended March 2019 includes $17 million of stock compensation expense and other non-cash charges.  Other non-cash charges for the two quarterly periods ended March 2018 includes $14 million of stock compensation expense, a $3 million inventory step up charge related to the Clopay acquisition and other non-cash charges.

(2)	Includes integration expenses and other business optimization costs.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	March 30, 2019	March 31, 2018	March 30, 2019
Net income	$74	$90	$405
Add: other expense, net (6)	23	5	34
Add: interest expense, net	66	66	261
Add: income tax expense	22	27	71
Operating income	$185	$188	$771

Add: non-cash amortization from 2006 private sale	7	7	28
Add: restructuring and impairment	5	15	26
Add: other non-cash charges (1)	15	15	27
Add: business optimization and other expenses (2)	17	—	34
Adjusted operating income (10)	$229	$225	$886

Add: depreciation	93	94	388
Add: amortization of intangibles (3)	32	31	131
Operating EBITDA (10)	$354	$350	$1,405

Add: acquisitions (7)			9
Add: unrealized cost savings (8)			12
Adjusted EBITDA (10)			$1,426

Cash flow from operating activities	$170	$132	$1,050
Net additions to property, plant, and equipment	(92)	(90)	(319)
Payment of tax receivable agreement	—	—	(16)
Adjusted free cash flow (10)	$78	$42	$715

Net income per diluted share	$0.55	$0.66
Other expense, net (6)	0.17	0.04
Non-cash amortization from 2006 private sale	0.05	0.05
Restructuring and impairment	0.04	0.11
Other non-cash charges (4)	—	0.04
Business optimization costs (2)	0.13	—
Income tax impact on items above (5)	(0.10)	(0.06)
Adjusted net income per diluted share (10)	$0.84	$0.84

Estimated Fiscal 2019
Cash flow from operating activities	$1,036
Additions to property, plant, and equipment	(350)
Tax receivable agreement payment (9)	(16)
Adjusted free cash flow (10)	$670

(1)
Other non-cash charges for the March 2019 quarter primarily includes $14 million of stock compensation expense and other non-cash charges.  Other non-cash charges for the March 2018 quarter primarily includes $10 million of stock compensation expense and other non-cash charges.  For the four quarters ended March 30, 2019, other non-cash charges primarily includes $27 million of stock compensation expense and other non-cash charges.

(2)
The current quarter primarily includes legal and accounting fees associated with the RPC Group Plc acquisition (in Consumer Packaging segment) along with integration expenses and other business optimization costs related to previous acquisitions.

(3)
Amortization excludes non-cash amortization from the 2006 private sale of $7 million, $7 million, and $28 million for the March 2019 quarter, March 2018 quarter, and four quarters ended March 30, 2019, respectively.

(4)
No adjustments were made for other non-cash charges to net income per diluted share for the March 2019 quarter and on a go forward basis.  Other non-cash charges for the March 2018 quarter primarily excludes $10 million of stock compensation expense and consists of other non-cash charges only.

(5)
Income tax effects on adjusted net income is calculated using 25 percent for both the March 2019 and March 2018 quarters, respectively.  The rates used represents the Company’s expected effective tax rate for each respective period.

(6)	Other expense in the quarter is primarily related to $18 million of foreign exchange forward contracts entered into as part of the proposed RPC transaction.
(7)	Represents Operating EBITDA for the Laddawn, Inc. acquisition for the period of April 1, 2018 – August 24, 2018.
(8)	Primarily represents unrealized cost savings related to acquisitions.
(9)	Represents $16 million tax receivable agreement paid in our December 2018 quarter.
(10)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that Adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

Management believes that organic sales growth provides investors and analysts with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange, as well as, the impact of acquisitions and divestitures.

We define “adjusted free cash flow” as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe adjusted free cash flow is useful to an investor in evaluating our liquidity because adjusted free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe adjusted cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell
1+812.306.2964
IR@BerryGlobal.com

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